Exhibit 1: Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

FINANCIAL STATEMENTS
AND
REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

FOR THE YEARS ENDED DECEMBER 31, 2004 AND 2003

TABLE OF CONTENTS

Page

Report of Independent Registered Public Accounting Firm	1

Financial Statements:

Balance Sheets	2

Statements of Income	3

Statements of Comprehensive Income	4

Statements of Changes in Stockholders’ Equity	5

Statements of Cash Flows	6-7

Notes to Financial Statements	8-20

Supplemental Schedules of Operating Expenses	21

Supplemental Schedules of Selected Financial Data	22

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Board of Directors
Electronic Systems Technology, Inc.
415 N. Quay, Suite 4
Kennewick, WA 99336

We have audited the accompanying balance sheets of Electronic Systems Technology, Inc., as of December 31, 2004 and 2003, and the related statements of income, comprehensive income, stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2004. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Electronic Systems Technology, Inc., as of December 31, 2004 and 2003, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

Our audit was conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedules of operating expenses and selected financial data are presented for purposes of additional analyses and are not a required part of the basic financial statements. Such supplemental schedules have been subjected to the auditing procedures applied in the examination of the basic financial statements and, in our opinion, are fairly stated in all material respects when considered in relation to the basic financial statements taken as a whole.

February 15, 2005

ELECTRONIC SYSTEMS TECHNOLOGY, INC. BALANCE SHEETS DECEMBER 31, 2004 AND 2003
ASSETS

	2004	2003
CURRENT ASSETS
Cash	$ 11,100	$ 11,100
Money market investment	477,380	367,003

Available-for-sale investments	1,344,619	1,341,491
Accounts receivable, net of allowance for doubtful accounts of $1,884 at 2004 and $2,153 at 2003	257,080	284,972
Inventory	605,159	511,972
Prepaid insurance	9,878	9,353
Prepaid expenses	2,700	2,605
Prepaid federal income taxes	-	29,433

Total Current Assets	2,707,916	2,557,929

PROPERTY AND EQUIPMENT - NET	253,456	222,674

OTHER ASSETS – NET	4,624	27,486

DEFERRED INCOME TAX BENEFIT	17,300	14,600
	$2,983,296	$2,822,689

ELECTRONIC SYSTEMS TECHNOLOGY, INC. BALANCE SHEETS DECEMBER 31, 2004 AND 2003

LIABILITIES AND STOCKHOLDERS’ EQUITY

	2004	2003
CURRENT LIABILITIES
Accounts payable	$ 96,949	$ 44,848
Refundable deposits	3,630	80,372
Accrued payroll	37,113	21,308
Accrued payroll and other taxes	9,467	6,702
Accrued vacation pay	22,675	24,193
Income tax payable	39,201	-
Deferred income	-	25,088

Total Current Liabilities	209,035	202,511

DEFERRED INCOME TAXES	75,500	59,400

COMMITMENTS AND CONTINGENCIES	-	-

STOCKHOLDERS' EQUITY
Common stock - $.001 par value 50,000,000 shares authorized, 5,148,667 and 5,098,667 issued and outstanding at 2004 and 2003, respectively	5,149	5,099
Additional paid-in capital	966,184	945,734
Retained earnings	1,743,252	1,619,419
Accumulated other comprehensive Loss	(15,824)	(9,474)

	2,698,761	2,560,778

	$2,983,296	$2,822,689

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC. STATEMENTS OF INCOME FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002

SALES – NET	$2,297,945	$2,064,628	$1,932,648

COST OF SALES
Beginning inventory	511,972	569,424	531,599
Purchases and allocated Costs	1,077,380	880,909	907,087
	1,589,352	1,450,333	1,438,686

Ending inventory	605,159	511,972	569,424

	984,193	938,361	869,262

GROSS PROFIT	1,313,752	1,126,267	1,063,386

OPERATING EXPENSES	1,089,396	1,006,674	788,631

OPERATING INCOME	224,356	119,593	274,755

OTHER INCOME
Interest income	23,508	34,206	41,233
Other income (expense)	12,262	20,102	11,629
	35,770	54,308	52,862
INCOME BEFORE INCOME TAXES	260,126	173,901	327,617
PROVISION FOR FEDERAL INCOME TAXES	85,306	50,895	114,041
NET INCOME	$ 174,820	$ 123,006	$ 213,576

BASIC EARNINGS PER SHARE	$ 0.03	$ 0.02	$ 0.04

DILUTED EARNINGS PER SHARE	$ 0.03	$ 0.02	$ 0.04

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC. STATEMENTS OF COMPREHENSIVE INCOME FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002
NET INCOME	$174,820	$123,006	$213,576

OTHER COMPREHENSIVE LOSS:
Unrealized loss on securities arising during the period	(9,622)	(8,280)	(6,332)
Income tax benefit related to other comprehensive loss	3,272	2,815	2,150
Other comprehensive loss, net	(6,350)	(5,465)	(4,182)
COMPREHENSIVE INCOME	$ 168,470	$ 117,541	$ 209,394

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC. STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
					Accumulated
					Other
	Common Stock		Paid-In	Retained	Comprehensive
	Shares	Amount	Capital	Earnings	Loss	Total
BALANCE AT JANUARY 1, 2002	5,098,667	$ 5,099	$945,734	$1,359,317		$$2,310,150

COMPREHENSIVE INCOME:
Net income December 31, 2002	-	-	-	213,576	-	213,576
Unrealized loss on securities - net	-	-	-	-	(4,182)	(4,182)
	5,098,667	5,099	945,734	1,572,893	(4,182)	2,519,544

COMPREHENSIVE INCOME:
Net income December 31, 2003	-	-	-	123,006	-	123,006
Unrealized loss on securities - net	-	-	-	-	(5,465)	(5,465)
Less reclassification adjustment included in net income	-	-	-	-	173	173
CASH DIVIDEND	-	-	-	(76,480)	-	(76,480)
	5,098,667	5,099	945,734	1,619,419	(9,474)	2,560,778

STOCK OPTIONS EXERCISED	50,000	50	20,450	-	-	20,500

COMPREHENSIVE INCOME:
Net income	-	-	-	174,820	-	174,820
Unrealized loss on securities - net	-	-	-	-	(6,350)	(6,350)

CASH DIVIDEND	-	-	-	(50,987)	-	(50,987)
BALANCE AT DECEMBER 31, 2004	5,148,667	$ 5,149	$966,184	$1,743,252	$(15,824)	$2,698,761

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
	2004	2003	2002
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (Loss)	$ 174,820	$ 123,006	$ 213,576
Non cash expenses included in income:
Depreciation	65,370	49,207	40,869
Amortization	4,257	4,404	4,404
Allowance for doubtful accounts	(269)	869	-
Deferred income taxes	13,400	23,600	3,917
Loss on disposition of assets	3	1,245	23
Realized loss on sale of investments	-	2,334	-
Decrease (increase) in current assets:
Accounts receivable, net	28,161	16,428	(143,595)
Inventory	(93,187)	57,452	(37,825)
Other current assets	(620)	(935)	(2,528)
Prepaid federal income tax	29,433	(29,433)	-
Increase (decrease) in current liabilities:
Accounts payable and other current liabilities	(32,677)	114,878	13,394
Federal income taxes payable	42,473	(101,866)	113,377

Net Cash From Operating Activities	231,164	261,189	205,612

CASH FLOWS FROM INVESTING ACTIVITIES:
Deposits	18,605	(1,483)	(17,122)
Purchase of investments	(12,750)	(817,843)	(1,344,000)
Proceeds from sale of investments	-	803,666	-
Additions to property and equipment	(96,155)	(113,943)	(35,085)
Net Cash From Investing Activities	(90,300)	(129,603)	(1,396,207)

CASH FLOWS FROM FINANCING ACTIVITIES:
Stock options exercised	20,500	-	-
Cash dividend	(50,987)	(76,480)	-
Net Cash From Financing Activities	$ (30,487)	$ (76,480)	$ -
(Continued)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC. STATEMENTS OF CASH FLOWS FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002
	2004	2003	2002

NET INCREASE (DECREASE) IN CASH AND EQUIVALENTS	$ 110,377	$ 55,106	$ (1,190,595)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	378,103	322,997	1,513,592

CASH AND CASH EQUIVALENTS AT END OF YEAR	$ 488,480	$ 378,103	$ 322,997

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid during the year for:
Income taxes	$ -	$ 158,594	$ -

Cash and cash equivalents:
Cash	$ 11,100	$ 11,100	$ 11,100
Money market	477,380	367,003	311,897
	$ 488,480	$ 378,103	$ 322,997
(Concluded)

See Notes to Financial Statements

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies

Business Organization

The Company was incorporated under the laws of the State of Washington on February 10, 1984, primarily to develop, produce, sell and distribute wireless modems that will allow communication between peripherals via radio frequency waves. On November 12, 1984, the Company sold 3,000,000 shares of its unissued common stock to the public at an offering price of $.30 per share, arbitrarily determined by the underwriter.

Accounting Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Estimates used in the accompanying financial statements include allowance for uncollectible accounts receivable, inventory obsolescence, useful lives of depreciable assets, and deferred income taxes. Actual results could differ from those estimates.

Concentrations of Credit Risks

Financial instruments that potentially subject the Company to credit risk consists of cash and customer receivables.

The Company places its cash with one major financial institution. During the period, the Company had cash balances that were in excess of federally insured limits.

The Company’s customers, to which trade credit terms are extended, consist of United States and local governments and foreign and domestic companies.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Revenue Recognition

The Company recognizes revenue from product sales upon shipment to the customer. Revenues from site support are recognized as the Company performs the services in accordance with agreement terms.

Financial Instruments

The Company’s financial instruments are cash and cash equivalents, accounts receivable and accounts payable. The recorded values of cash and cash equivalents, accounts receivable and accounts payable approximate their fair values based on their short-term nature.

Cash and Cash Equivalents

Cash and cash equivalents consist primarily of cash, certificates of deposit, money market accounts and investment grade commercial grade paper that is readily convertible into cash and purchased with original maturities of three months or less.

Allowance for Uncollectible Accounts

The Company uses the allowance method to account for uncollectible accounts receivable. Accounts receivable are presented net of an allowance for doubtful accounts of $1,884 and $2,153 as of December 31, 2004 and 2003, respectively. The Company’s policy for writing off past due accounts receivable is based on the amount, time past due, and response received from the subject customer.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Inventory

Inventories are stated at lower of cost or market. Cost is determined on an average cost basis that approximates the first-in, first-out (FIFO) method. Market is determined based on net realizable value and consideration is given to obsolescence.

Patent Costs

Expenses incurred in connection with the patent have been capitalized and are being amortized over 17 years.

Property and Equipment

Property and equipment are carried at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The useful life of property and equipment for purposes of computing depreciation is five to seven years. The useful life for leasehold improvements is thirty-one and one-half years. The Company periodically reviews its long-lived assets for impairment and, upon indication that the carrying value of such assets may not be recoverable, recognizes an impairment loss by a charge against current operations.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Investments

The Company classifies its marketable equity securities into trading or available-for-sale categories. Marketable securities that are held principally for the purpose of selling them in the near term are classified as trading securities and are reported at fair value, with unrealized gains and losses recognized in earnings. Marketable equity securities classified as available-for-sale are carried at fair market value, with the unrealized gains and losses, net of tax, included in the determination of comprehensive income and reported in the stockholders’ equity.

The fair value of substantially all securities is determined by quoted market prices. Gains or losses on securities sold are based on the specific identification method.

Available-for-sale investments consist of bond funds purchased at a cost of $1,368,593, with a fair market value of $1,344,619, at December 31, 2004. A net unrealized loss on available-for-sale securities in the amount of $23,974 has been charged to accumulated other comprehensive loss for the year ended December 31, 2004.

Capitalized Software Costs

Capitalized software costs consist of costs to purchase and develop software. The Company capitalizes the costs of creating a software product to be sold, leased or otherwise marketed, for which technological feasibility has been established. Amortization of the software product, on a product-by-product basis, begins on the date the product is available for distribution to customers and continues over the estimated revenue-producing life, not to exceed five years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

1. Organization and Summary of Significant Accounting Policies (Continued)

Income Taxes

The provision for income taxes is computed on the pretax income (loss) based on the current tax law. Deferred income taxes are recognized for the tax consequences in future years of differences between the tax basis of assets and liabilities and their financial reporting amounts at each year-end based on enacted tax laws and statutory tax rates.

Research and Development

Research and development costs are expensed as incurred. Research and development expenditures for new product development and improvements of existing products by the Company for 2004, 2003, and 2002, were $306,949, $239,446, and $167,522, respectively.

Advertising Costs

Costs incurred for producing and communicating advertising are expensed when incurred. Advertising costs for the years ended December 31, 2004, 2003, and 2002, were $17,160, $18,306, and $18,277, respectively.

Comprehensive Income

Comprehensive income consists of net income and unrealized losses on marketable equity investments.

Reclassifications

Certain reclassifications have been made to the prior years’ financial statements to conform to the current year presentation. These reclassifications had no effect on previously reported results of operations or retained earnings.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

2. Inventories

Inventories consisted of the following:

	2004	2003
Parts	$248,433	$232,801
Work in progress	104,488	86,928
Finished goods	252,238	192,243
	$605,159	$511,972

3. Property and Equipment

Property and equipment consisted of the following:

	2004	2003
Leasehold improvements	$ 13,544	$ 13,544
Laboratory equipment	575,026	535,920
Furniture and fixtures	16,826	16,151
Dies and molds	124,245	77,396
	729,641	643,011
Accumulated depreciation	(476,185)	(420,337)
	$253,456	$222,674

4. Other Assets

Other assets consisted of the following:

	2004	2003
Patent costs	$ 1,850	$ 1,850
Software costs	86,330	86,330
	88,180	88,180
Accumulated amortization	(83,896)	(79,639)
	4,284	8,541
Deposits	340	18,945
	$ 4,624	$ 27,486

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

5. Provision For Income Taxes

The Company uses the asset and liability approach in accounting for income taxes.

The provision for federal income taxes consisted of:

	2004	2003	2002
Current	$68,634	$24,567	$107,974
Deferred	16,672	26,328	6,067
Provision for federal income taxes	$85,306	$50,895	$114,041

The components of the net deferred tax (assets) liability at December 31, were as follows:
	2004	2003	2002
Depreciation	$75,500	$59,400	$30,400
Unallowable deductions	(17,300)	(14,600)	(9,200)
	$58,200	$44,800	$21,200

The differences between the provision for income taxes and income taxes computed using the U.S. federal income tax rate were as follows:
	2004	2003	2002
Amount computed using the statutory rate	$68,634	$24,567	$107,974
Increase(decrease) in deferred tax (assets) liabilities	13,400	23,600	3,917
Income tax benefit - unrealized loss on securities	3,272	2,815	2,150
Decrease in deferred tax asset - reclassification adjustment accumulated other comprehensive loss	-	(87)	-
Provision for federal income taxes	$85,306	$50,895	$114,041

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

6. Profit Sharing Salary Deferral 401-K Plan

The Company sponsors a Profit Sharing Plan and Salary Deferral 401-K plan and trust. All employees over the age of twenty-one are eligible. The Company is not making contributions under the current plan agreement.

7. Stock Options

The Company grants stock options to individual employees and directors with three years continuous tenure. After termination of employment, stock options may be exercised within ninety days.

A summary of option activity follows:
	Options Outstanding
	Number Outstanding	Weighted-Average Exercise Price Per Share

Balance at 12/31/01	515,000	$1.29
Granted	180,000	0.42
Exercised	-	-
Canceled	(160,000)	0.44
Balance at 12/31/02	535,000	1.25
Granted	180,000	0.40
Exercised	-	-
Canceled	(185,000)	2.81
Balance at 12/31/03	530,000	0.42
Granted	195,000	0.80
Exercised	(50,000)	0.41
Canceled	(170,000)	0.44
Balance at 12/31/04	505,000	0.56

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

7. Stock Options - (Continued)

The option price range for years ending December 31, 2004 through 2002 is: 2004, $0.80 to $0.42; 2003, $0.40 to $0.44; 2002, $0.42 to $2.81. The option price range for exercised shares for years ending December 31, 2004 through 2002 is: 2004, $0.42 to $0.40, 2003 and 2002, none exercised. The weighted average fair value of options granted during the years ending December 31, 2004 through 2002 is: 2004, $0.80; 2003, $0.40; 2002, $0.42.

The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation."  Accordingly, no compensation expense has been recognized for the stock option plan. Had compensation expense for the Company ’s stock option plan been determined, based on the fair value at the grant date for awards, the Company’s net earnings and earnings per share would have been reduced to the pro forma amounts indicated below:

	2004	2003	2002
Net earnings as reported	$174,820	$123,006	$213,576
Net earnings pro forma	$ 25,454	$ 65,701	$144,486
Earnings per share - as reported	0.03	0.02	0.04
Earnings per share - pro forma	0.01	0.01	0.03

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in 2004; dividend yield equaled zero; expected volatility of 57% risk-free interest rate of 2.25%; and expected lives of three years.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

8. Employee Profit Sharing Bonus Program

The Company makes contributions to the Employees Profit Sharing Bonus Program (a non-qualified plan) based upon ten percent of the first $100,000 of pre-tax net income plus eight percent on pre-tax net income in excess of $100,000. Contributions paid in 2003 for 2002 amounted to $28,209. The Company has accrued contributions for the years 2004 and 2003, of $24,794 and $17,371, respectively.

9. Earnings Per Share

The following table reconciles the income and average share amounts used to compute both basic and diluted earnings per share:
	2004	2003	2002
Net income (loss)	$ 174,820	$ 123,006	$ 213,576

Basic earnings per share:
Weighted average shares outstanding	5,104,678	5,098,667	5,098,667

Diluted earnings per share:
Weighted average shares outstanding	5,104,678	5,098,667	5,098,667
Incremental shares from assumed conversion of stock options	167,933	37,199	-
Weighted average shares outstanding	5,272,611	5,135,866	5,098,667

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

10. Leases

The Company leases its facilities from a port authority, under beneficial terms, for $2,259 monthly for three years, expiring in October 2005, with annual increases based upon the Consumer Price Index. The lease expense for the years ended December 31, 2004, 2003, and 2002 was $31,200, $30,742 and $30,389, respectively.

Future minimum lease payments required under the above operating lease for the year ending December 31, 2005 is $24,149; with nothing due thereafter.

11. Related Party Transactions

For the years ended December 31, 2004, 2003, and 2002; services in the amount of $164,279, $125,097, and $143,496, respectively were contracted with a manufacturing process company, Manufacturing Services, Inc., of which the owner/president is a member of the Board of Directors of Electronic Systems Technology, Inc. Accounts payable include $18,563 of payables to Manufacturing Services, Inc., at December 31, 2004.

12. Commitments and Contingencies

The Company purchases certain key components necessary for the production of its products from a limited number of suppliers. The components provided by the suppliers could be replaced or substituted by other products, if it became necessary to do so. It is possible that if this action became necessary, an interruption of production and/or material cost expenditures could take place.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Foreign Sales

The Company’s revenues fall into three major customer categories, Domestic, Export, and U.S. Government sales. A percentage breakdown of the Company’s major customer categories for the years of 2004, 2003 and 2002, are as follows:
	2004	2003	2002
Domestic Sales	79%	83%	77%
Export Sales	21	16	16
U.S. Government Sales	Nil	1	7

No individual customer comprised more than ten percent of sales revenue.

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

NOTES TO FINANCIAL STATEMENTS

13. Foreign Sales - (Continued)

The geographic distribution of foreign sales for 2004, 2003, and 2002 are as follows:
	2004	2003	2002
Australia	1%	0%	5%
Austria	0	0	2
Brazil	9	0	1
Canada	24	16	19
Chile	5	14	5
China	1	0	0
Columbia	0	2	3
Croatia	6	15	9
Ecuador	12	1	13
Egypt	0	0	3
Germany	1	0	0
India	1	17	0
Indonesia	1	4	4
Italy	0	0	9
Jordan	5	5	4
Mexico	16	6	3
Peru	8	10	11
Philippines	0	0	0
Puerto Rico	4	4	4
South Korea	0	0	1
Spain	2	4	0
Taiwan	4	0	1
United Kingdom	0	0	1
Venezuela	0	2	2

ELECTRONIC SYSTEMS TECHNOLOGY, INC.

SUPPLEMENTAL SCHEDULES

ELECTRONIC SYSTEMS TECHNOLOGY, INC. SUPPLEMENTAL SCHEDULES OF OPERATING EXPENSES FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

	2004	2003	2002

Advertising	$ 17,160	$ 18,306	$ 18,277
Amortization	4,257	4,404	4,404
Bad debt	-	3,047	18,334
Commissions – sales	6,706	22,147	1,749
Dues and subscriptions	3,583	2,853	1,378
Depreciation	65,370	49,207	40,869
Insurance	14,263	13,207	11,415
Materials and supplies	31,920	17,639	23,655
Office and administration	13,001	11,623	10,591
Printing	6,839	6,841	7,359
Professional services	96,039	67,112	59,462
Rent and utilities	39,170	37,558	35,062
Repair and maintenance	24,774	15,912	14,761
Salaries	810,901	783,991	597,562
Taxes	175,830	149,351	116,618
Telephone	12,845	12,011	10,626
Trade shows	40,075	40,851	36,578
Travel expenses	91,879	83,498	81,023
	1,454,612	1,339,558	1,089,723
Expenses allocated to cost of sales	(365,216)	(332,884)	(301,092)
	$1,089,396	$1,006,674	$ 788,631

ELECTRONIC SYSTEMS TECHNOLOGY, INC. SUPPLEMENTAL SCHEDULES OF SELECTED FINANCIAL DATA FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, 2002, 2001 and 2000

	2004	2003	2002	2001	2000
Sales – net	$2,297,945	$2,064,628	$1,932,648	$1,303,811	$1,310,524
Gross profit	1,313,752	1,126,267	1,063,386	609,417	578,597
Income before provision for income taxes	260,126	173,901	327,617	6,072	29,410
Provision for income taxes	85,306	50,895	114,041	16,368	5,466
Net income (loss)	174,820	123,006	213,576	(10,296)	23,944
Other comprehensive loss, net of tax	(6,350)	(5,465)	(4,182)	-	-
Comprehensive income (loss)	168,470	117,541	209,394	(10,296)	23,944
Net income per share - basic	0.03	0.02	0.04	-	-
Weighted average number of shares outstanding	5,104,678	5,098,667	5,098,667	5,095,798	5,042,250
Total assets	2,983,296	2,822,689	2,742,170	2,401,672	2,407,871
Stockholders’ equity	2,698,761	2,560,778	2,519,544	2,310,150	2,308,146
Stockholders’ equity per share	0.52	0.50	0.49	0.45	0.46
Working capital	2,498,881	2,355,418	2,351,155	2,127,471	2,125,411
Current ratio	13.0:1	12.6:1	13.2:1	24.2:1	22.3:1
Equity to total assets	90%	91%	92%	96%	96%